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                                                                Exhibit 5.1

                            February 26, 1997

                                                               01967-660(1B)


Fortune Petroleum Corporation
515 West Greens Road, Suite 720
One Commerce Green
Houston, Texas 77067


         Re: REGISTRATION STATEMENT ON FORM S-2
             2,000,000 SHARES, COMMON STOCK, $.01 PAR VALUE

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-2 (the "Registration Statement"), as amended, which you (the "Company") have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, $.01 par value ("Common Stock"). The Prospectus contained in the Registration Statement relates to the Common Stock to be offered and sold to the public by Paulson Investment Company, Inc., acting as Representatives of the several underwriters.

     In rendering this opinion, we have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the minutes of the proceedings of the Company's board of directors at which resolutions pertaining to the Common Stock were adopted, and such other materials as we deemed relevant.

     Based on the foregoing and in reliance thereon, we are of the opinion that the Common Stock, when issued against receipt by the Company of the purchase price therefor, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the references to this firm in and the inclusion of this opinion in the Registration Statement and any amendments thereto.


                                        Respectfully submitted,